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Exhibit 17

                                                               March 7, 2005


Board of Directors
Amazing Nutritionals, Inc.
43 West 33rd Street
Suite 405
New York, NY 10001

Dear Sirs:

         Please be advised that I hereby resign as a Chairman of the Board of Directors of AMAZING NUTRITIONALS, INC., effective March 7, 2005.

         My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

                                                         Sincerely,


                                                         C.J. Lieberman